                                                             EXHIBIT 99(a)(1)(I)

                           OFFER TO PURCHASE FOR CASH
                                       BY

                           TODD SHIPYARDS CORPORATION
                                       OF
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK
    AT A PURCHASE PRICE NOT GREATER THAN $8.25 NOR LESS THAN $7.00 PER SHARE

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, JULY 31, 2001, UNLESS THE OFFER IS EXTENDED.

Todd Shipyards Corporation, a Delaware corporation, invites its shareholders to tender up to 4,000,000 shares of its common stock, $0.01 par value per share, for purchase by it at a price not greater than $8.25 nor less than $7.00 per share, net to the seller in cash, without interest. We will select the lowest purchase price that will allow us to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned as promptly as practicable following the Expiration Date. See Section 3.

We reserve the right, in our sole discretion, to purchase more than 4,000,000 shares pursuant to the offer. See Section 1.

         THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES
               BEING TENDERED. THIS OFFER, HOWEVER, IS SUBJECT TO
                        OTHER CONDITIONS. SEE SECTION 7.

The shares are listed and traded on The New York Stock Exchange, Inc. under the symbol "TOD". On June 27, 2001, the last full trading day before announcement of the offer, the last reported sale price of the shares on The New York Stock Exchange was $7.55 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSIDER OUR REASONS FOR MAKING THIS OFFER, INCLUDING OUR RECENT PURCHASE OF INSURANCE COVERAGE RELATING TO PENDING AND CONTINGENT ENVIRONMENTAL AND REMEDIATION CLAIMS. SEE SECTION 2. CERTAIN OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY INTEND TO TENDER SIGNIFICANT PORTIONS OF THEIR SHARES PURSUANT TO THE OFFER. SEE SECTION 11.

                            ------------------------

                     The Dealer Manager for this offer is:
                         US BANCORP PIPER JAFFRAY, INC.
                            ------------------------

                      Purchase Offer dated June 28, 2001.

                                   IMPORTANT

If you wish to tender all or any part of the shares registered in your name, you must:

       -- Follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to US Bank, the Depositary;

       -- If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you; and

       -- Participants in our 401(k) Savings Investment Plan who wish to tender any of their shares held in these plans must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase.

Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

TO PROPERLY TENDER SHARES, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your shares being purchased at the minimum price of $7.00 per share.

If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact Morrow & Co., Inc., the Information Agent, or US Bancorp Piper Jaffray Inc., the Dealer Manager for the offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

                                SUMMARY OF TERMS

We are providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO
PURCHASE MY SHARES?              We are Todd Shipyards Corporation. We are
                                 offering to purchase up to 4,000,000 shares of our common stock.

WHAT WILL THE PURCHASE
PRICE FOR THE SHARES BE
AND WHAT WILL BE THE FORM OF
PAYMENT? We are conducting the offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for this offer is $7.00 to $8.25 per share. We will select the lowest purchase price that will allow us to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $7.00 per share. If your shares are purchased in the offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

HOW MANY SHARES WILL
TODD PURCHASE?                   We will purchase 4,000,000 shares in the tender
                                 offer or such lesser number of shares as are properly tendered. 4,000,000 shares represents
                                 42.7% of our outstanding common stock. If more than 4,000,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which will be purchased on a priority basis. We also expressly reserve the right to purchase additional shares up to 2% of the outstanding shares and could decide to purchase more shares subject to applicable legal requirements. The offer is not conditioned on any minimum number of shares being tendered by shareholders. See Section 1.

HOW WILL TODD PAY FOR THE
SHARES? We will need a maximum of $33,000,000 to purchase 4,000,000 shares, assuming the price paid per share is $8.25. We will utilize available cash. As of April 1, 2001, Todd held cash, cash equivalents and securities held for sale aggregating $58,000,000. See Section 9.

HOW LONG DO I HAVE TO
TENDER MY SHARES?                You may tender your shares until the tender
                                 offer expires. The offer will expire on
                                 Tuesday, July 31, 2001, at 12:00 Midnight,
                                 Eastern time, unless we extend the offer. We may choose to extend the offer at any time. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long.
                                 See Sections 1 and 15.

HOW WILL I BE NOTIFIED IF
TODD EXTENDS THE OFFER?          If the offer is extended, we will make a public
                                 announcement of the extension no later than 9:00 A.M., Eastern Time, on the first business day after the previously scheduled expiration of the offer period. See Section 15.

ARE THERE ANY CONDITIONS
TO THE OFFER?                    Yes. Our obligation to accept and pay for your
                                 tendered shares depends upon a number of conditions, including:

                                         --      No significant decrease in the
                                                 price of our common stock or in
                                                 the price of equity securities
                                                 generally and no adverse
                                                 changes in the U.S. stock
                                                 markets or credit markets shall
                                                 have occurred during this
                                                 offer.

                                         --      No legal action shall have been
                                                 threatened, pending or taken,
                                                 that might adversely affect the
                                                 offer.

                                         --      No one shall have proposed,
                                                 announced or made a tender or
                                                 exchange offer (other than this
                                                 offer), merger, business
                                                 combination or other similar
                                                 transaction involving us.

                                         --      No material change in our
                                                 business, condition (financial
                                                 or otherwise), assets, income,
                                                 operations, prospects or stock
                                                 ownership shall have occurred
                                                 during this offer.

                                 For more information on conditions to the offer, see Section 7.

HOW DO I TENDER MY
SHARES? To tender your shares, prior to 12:00 Midnight, Eastern time, on Tuesday, July 31, 2001, unless the offer is extended

                                         --      you must deliver your share
                                                 certificate(s) and a properly
                                                 completed and duly executed
                                                 letter of transmittal to the
                                                 Depositary at the address
                                                 appearing on the back cover
                                                 page of this document; or

                                         --      the Depositary must receive a
                                                 confirmation of receipt of your
                                                 shares by book-entry transfer
                                                 and a properly completed and
                                                 duly executed Letter of
                                                 Transmittal or the other
                                                 documents described in this
                                                 Offer to Purchase; or

                                         --      you must comply with the
                                                 guaranteed delivery procedure
                                                 outlined in Section 3.

                                 You may also contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is set forth on the back cover page of this document. See Section 3 and the instructions to the Letter of Transmittal.

                                 We have been informed that participants in our 401(k) Savings Investment Plan who wish to tender any of their shares held in the savings plan must instruct the Company's 401(k) Administrative Committee to direct tender of their shares at least three business days before the expiration of the offer by following the separate instructions and procedures described in Section 3.

ONCE I HAVE TENDERED
SHARES IN THE OFFER,
CAN I WITHDRAW MY
TENDERED SHARES?                 Yes. You may withdraw your tendered shares at
                                 any time before 12:00 Midnight, Eastern time, on Tuesday, July 31, 2001, unless we extend the offer, in which case you can withdraw your shares until the expiration of the offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 Midnight, Eastern time, on Thursday,
                                 August 23, 2001. See Section 4.

HOW DO I WITHDRAW SHARES
I PREVIOUSLY TENDERED?           You must deliver on a timely basis a written,
                                 telegraphic or facsimile notice of your
                                 withdrawal to the Depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in
                                 Section 3. See Section 4.

IN WHAT ORDER WILL
TENDERED SHARES
BE PURCHASED?                    First, we will purchase shares from all holders
                                 of "odd lots" of less than 100 shares (not including any shares held in our 401(k) Savings
                                 Investment Plan, which will not have priority) who properly tender all of their shares at or below the purchase price selected by us.
                                 Second, after purchasing all shares from the "odd lot" holders, we will purchase shares from all other shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in
                                 Section 6. Therefore, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price. See Section 1.

IF I DECIDE NOT TO TENDER,
HOW WILL THE OFFER AFFECT
MY SHARES?                       Shareholders who choose not to tender will own
                                 a greater percentage interest in our
                                 outstanding common stock following the offer.

WHAT DO TODD AND ITS
BOARD OF DIRECTORS THINK
OF THE OFFER?                    Our Board of Directors has approved this offer.
                                 However, neither we nor our Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial advisor. See Section 2.

WILL TODD'S DIRECTORS AND
OFFICERS TENDER SHARES IN
THE OFFER?                       We are advised that certain directors and
                                 officers of the Company currently intend to tender a total of not less than 1,514,937 shares (representing approximately 53.3% of their current holdings) in response to the offer. See Section 11.

WHEN WILL TODD PAY ME FOR
THE SHARES I TENDER?             We will pay the purchase price, in cash,
                                 without interest, for the shares we purchase as promptly as practicable after the expiration of the offer and the acceptance of the shares for payment. See Sections 1 and 5.

WHAT IS THE RECENT MARKET
PRICE OF MY TODD SHARES?         On June 27, 2001, the last full trading day
                                 before the announcement of the offer, the last reported price per share of Todd shares on The
                                 New York Stock Exchange was $7.55. You are urged to obtain current market quotations for your shares.

WILL I HAVE TO PAY BROKER-
AGE COMMISSIONS
IF I TENDER MY SHARES?           If you are a registered shareholder and you
                                 tender your shares directly to the Depositary, you will not incur any brokerage commission. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See the Introduction and Section 3.

WHAT ARE THE UNITED
STATES FEDERAL INCOME
TAX CONSEQUENCES IF I
TENDER MY SHARES?                Generally, you will be subject to United States
                                 federal income taxation when you receive cash from us in exchange for the shares you tender.
                                 In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See Section 14.

WILL I HAVE TO PAY STOCK
TRANSFER TAX IF
I TENDER MY SHARES?              If you instruct the Depositary in the related
                                 letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section
                                 5.

WHOM DO I CONTACT IF I
HAVE QUESTIONS
ABOUT THE OFFER?                 The Information Agent or Dealer Manager can
                                 help answer your questions. The Information
                                 Agent is Morrow & Co., Inc. and the Dealer
                                 Manager is U.S. Bancorp Piper Jaffray Inc.
                                 Their contact information is set forth on the back cover page of this document.

                               TABLE OF CONTENTS

SUMMARY OF TERMS............................................  iii
FORWARD LOOKING STATEMENTS..................................  1
INTRODUCTION................................................  1
THE OFFER...................................................  3
  1.   Number of Shares.....................................  3
  2.   Recent Developments; Purpose of the Offer; Certain
       Effects of the Offer.................................  5
  3.   Procedures for Tendering Shares......................  11
  4.   Withdrawal Rights....................................  16
  5.   Purchase of Shares and Payment of Purchase Price.....  16
  6.   Conditional Tender of Shares.........................  17
  7.   Conditions of the Offer..............................  18
  8.   Price Range of Shares; Dividends.....................  20
  9.   Source and Amount of Funds...........................  20
  10.  Certain Information Concerning Us....................  20
  11.  Interests of Directors and Executive Officers;
       Transactions and Arrangements Concerning the
       Shares...............................................  21
  12.  Effects of the Offer on the Market for Shares;
       Registration Under the Exchange Act..................  23
  13.  Certain Legal Matters; Regulatory Approvals..........  23
  14.  Certain United States Federal Income Tax
       Consequences.........................................  24
  15.  Extension of the Offer; Termination; Amendment.......  26
  16.  Fees and Expenses....................................  27
  17.  Miscellaneous........................................  28

                           FORWARD LOOKING STATEMENTS

This Offer to Purchase, the Introduction, Sections 2, 10, 11 and 14 and documents incorporated by reference contain certain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should". These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to factors discussed in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. We undertake no obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                                  INTRODUCTION

To the Holders of our Common Stock:

Todd Shipyards Corporation ("Todd"), a Delaware corporation, invites its shareholders to tender shares of our common stock, $0.01 par value per share, for purchase by it. We are offering to purchase up to 4,000,000 shares at a price not greater than $8.25 nor less than $7.00 per share, net to the seller in cash, without interest.

We will select the lowest purchase price that will allow us to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

Our offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute this offer.

Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares we do not purchase because of proration or conditional tenders as promptly as practicable following the Expiration Date. See Section 3.

We reserve the right, in our sole discretion, to purchase more than 4,000,000 shares pursuant to the offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Section 7.

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In deciding whether to tender and at what purchase price, you should consider our reasons for making this offer and other available information about us. See Section 2. Certain of our directors and executive officers have advised us that they intend to tender shares in the offer. See Section 11.

If at the expiration of the offer, more than 4,000,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

       -- First, from all Odd Lot Holders (as defined in Section 1) who properly tender all their shares at or below the purchase price, and

       -- Second, on a pro rata basis from all other shareholders who properly tender all their shares at or below the purchase price, and

       -- Then, as to holders who have tendered less than all shares owned or who have conditioned their tender upon the purchase of all or a specified number of shares tendered, by random lot giving effect to such conditions or partial tender.

See Section 1 and Section 6 for additional information concerning priorities and proration procedures.

The purchase price will be paid net to the tendering shareholder in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8 obtained from the Depository may be subject to required United States federal income tax backup withholding equal to 31% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the offer. See Section 3.

We will pay the fees and expenses incurred in connection with the offer by US Bancorp Piper Jaffray Inc., the Dealer Manager for this offer, US Bank, the Depositary for this offer, Morrow & Co., Inc., the Information Agent for this offer. See Section 16.

Participants in our 401(k) Savings Investment Plan may instruct the 401(k) Administrative Committee to authorize and direct the Plan's custodian to tender some or all of the shares held for the participant's account by following the instructions in the "Letter to Participants in the Todd 401(k) Savings Investment Plan" furnished separately and returning it to the 401(k) Administrative Committee in accordance with those instructions. If the 401(k) Administrative Committee has not received a participant's instructions at least three business days prior to the Expiration Date, the 401(k) Administrative Committee will not tender any shares held on behalf of the participant in the savings plan. The proceeds received by the 401(k) Savings Investment Plan from any tender of shares from a participant's account will be reinvested pro-rata in accordance with the participant's current investment directions for new elective deferral contributions. However, if the participant's current investment directions for new elective deferral contributions provide that some or all of the participant's contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in the Money Market Fund. Once the tender proceeds have been credited to the participant's savings plan accounts, the participant may reallocate his or her investments among the various investment funds under the savings plan in the usual manner. See Section 3.

As of June 15, 2001, we had 9,362,680 issued and outstanding shares, and 565,000 shares reserved for issuance upon exercise of outstanding stock options under our stock option plans. The 4,000,000 shares that we are offering to purchase pursuant to the offer represent approximately 42.7% of our shares outstanding on June 15, 2001. The shares are listed and traded on The New York Stock Exchange, Inc. under the symbol "TOD". On June 27, 2001, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on The New York Stock Exchange was $7.55. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

                                   THE OFFER

1.  NUMBER OF SHARES.

Upon the terms and subject to the conditions of the offer, we will purchase 4,000,000 shares, or the lesser number of shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at prices not greater than $8.25 nor less than $7.00 per share, net to the seller in cash, without interest.

The term "Expiration Date" means 12:00 Midnight, Eastern time, on Tuesday, July 31, 2001. We may, in our sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

In accordance with Instruction V of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the price determined in the offer, or (2) specify the price, not greater than $8.25 nor less than $7.00 per share, at which they are willing to sell their shares to us in the offer. As promptly as practicable following the Expiration Date, we will, upon the terms and subject to the conditions of the offer, determine a single per share purchase price (in multiples of $0.05) that we will pay for shares properly tendered and not properly withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will allow us to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares purchased in the offer will be purchased at the same purchase price.

Only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased pursuant to the offer, including shares tendered at prices in excess of the purchase price we determine and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense as promptly as practicable following the Expiration Date.

We reserve the right to purchase more than 4,000,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase pursuant to the offer an additional number of shares not to exceed 2% of the currently outstanding shares (approximately 187,000 shares) without amending or extending the offer. See Section 15.

In the event of an oversubscription of the offer, shares tendered at or below the purchase price before the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date.

If we (1) increase the price that may be paid for shares above $8.25 per share or decrease the price that may be paid for shares below $7.00 per share, (2) materially increase the Dealer Manager's fee, (3) increase the number of shares that we may purchase in the offer by more than 2% of our outstanding shares, or
(4) decrease the number of shares that we may purchase in the offer, then the offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Section 7.

Priority of Purchases. If more than 4,000,000 shares (or a greater number of shares as we may elect to purchase) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

       -- First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

            (1) tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

            (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

       -- After the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase other shares tendered at prices at or below the purchase price in the following order:

            (1) shares which have been unconditionally tendered and which represent all shares beneficially owned by the tendering shareholder will be purchased on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the number of all shares tendered (other than by Odd-Lot holders given priority as described above) by the remaining number of shares to be purchased pursuant to the offer;

            (2) then, shares which have been conditionally tendered will be purchased by random lot on the basis of the minimum number of shares set forth in the conditions; and

            (3) then, if any shares remain to be purchased under the terms of the offer, such shares will be purchased on a pro rata basis from shareholders who have made tenders conditioned on the purchase of fewer than all shares tendered.

            Any shareholder who tenders fewer than all shares beneficially owned by such holder is deemed to have made a conditional tender. Additional information on conditional tenders is provided in Section 6.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of such shares will be purchased even though such shares were tendered at prices at or below the purchase price.

It is also possible that, as a result of the foregoing priorities, the random lot selections could result in the Company purchasing fewer than the number of shares remaining to be purchased. In the event that such a situation arises the Company, in its sole discretion, may elect either (i) to close the tender at such lower number of shares or (ii) to increase the purchase price to be paid to the next $0.05 increment (but not in excess of $8.25), thereby increasing the number of shares and proceeding to a redetermination of the shares to be purchased by random lot selection.

Odd Lots. The term "Odd Lots" means all shares tendered at prices at or below the purchase price selected by us by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares (not including any shares held in our 401(k) Savings Investment Plan) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in our 401(k) Savings Investment Plan. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the shareholder's shares pursuant to the offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record, at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of the right.

Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us. Proration will also be subject to the procedures described above under "Priority of Purchases." Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until about seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender shares and whether to condition any tender upon the Company's purchase of a stated number of shares held by the tendering shareholder. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  RECENT DEVELOPMENTS; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

RECENT DEVELOPMENTS

In evaluating the Offer, shareholders should consider the following recent developments, many of which are discussed in greater detail in the Company's Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Securities and Exchange Commission.

       -- Environmental Insurance and Reserves. On January 12, 2001, Todd entered into a 30-year agreement with an insurance company that will provide the Company with broad-based insurance coverage for the remediation of the Company's operable units at the Harbor Island Superfund site. The agreement provides coverage for the known liabilities in an amount equal to and exceeding the Company's current booked reserves of approximately $15.8 million. Todd also entered into a 15-year agreement with the insurance company providing coverage for any new environmental conditions discovered at the Seattle shipyard property that would entail environmental remediation.

               Payment for the insurance coverage was made in installments in the fourth quarter of fiscal 2001 and the first quarter of fiscal 2002. Todd has recorded a non-current asset in the form of an insurance receivable as of April 1, 2001 in accordance with its environmental accounting policies. The transaction did not have a material effect upon the Company's results of operation or upon stockholders' equity. The Company believes that the availability and existence of such insurance substantially reduces any remaining net contingent liability in respect of Harbor Island environmental matters and, thus, reduces the need for the Company to maintain significant cash reserves.

               As of April 1, 2001, Todd's balance sheet reflects aggregate environmental reserves of $19.9 million and related non-current insurance receivables of $18.3 million. The Company continues to negotiate with its insurance carriers and certain prior landowners and operators for past and future remediation costs. In addition, Todd believes that the U.S. government may be obligated to contribute a share of costs for certain sites.

       -- Earthquake and Drydock Repairs and Certification. On February 28, 2001, the Puget Sound region experienced the effects of a moderate earthquake. The Company sustained damage to its physical plant that required certain emergency repairs to be made. Additional earthquake repairs, of a non-emergency basis, will be required during fiscal year 2002. Todd is continuing to evaluate its alternatives and plans for repairing this damage, as well as potential recoveries under its insurance coverage. Todd does not believe that these repairs will have a material effect on its financial condition or results of operations.

               The earthquake related damage resulted in a temporary suspension of the Navy's certification of the Company's drydock but the certification on Todd's primary drydock was reinstated subsequent to the end of the Company's fiscal year on April 1, 2001. Todd anticipates completing repairs to its YFD-54 drydock during the second quarter of fiscal year 2002 and expects to obtain reinstatement of certification for that facility at that time. The current lack of certification for the YFD-54 drydock is not expected to impact current shipyard operations or drydock schedules.

               In addition to undertaking damage-related repairs, the Company is evaluating longer term serviceability repairs and refurbishment options for its primary drydock to maintain Navy certification on a long-term basis. Although the ultimate course of action cannot be predicted at this time, measures to address the issue may require increased annual maintenance costs and/or increased capital spending.

       -- Margarita II Arbitration Award. The Company completed production work on its last new construction project during the first quarter of fiscal year 2000 with the delivery of the Margarita II, a 70 mega-watt floating electrical power plant. The Margarita II contract officially ended during the second quarter of fiscal year 2001 with the completion of the warranty period.

               Since the delivery of the Margarita II, the Company has been involved in an arbitration proceeding with the vessel owner over the value of un-negotiated change orders issued during the construction phase of the contract. On May 17, 2001, the Company received an arbitration award in its favor in the amount of $1.9 million. The Company was also awarded interest and reimbursement of certain expenses. The award has been recognized as revenue in fiscal year 2001.

       -- Renewal of Navy "AOE" Contract. On June 15, 2001, the Company and the Navy successfully completed negotiations for a six-year renewal of the existing Auxiliary Oiler Explosive contract for phased maintenance repairs to four Navy AOE class supply ships stationed in the Puget Sound area. The Company believes that, if all of the Navy's options under the contract are exercised, the notational value of the contract approximates $180 million.

       -- Backlog. At April 1, 2001, the Company's backlog consisted of approximately $30 million of repair, maintenance and conversion work. This compares with backlogs of $37 million and $46 million at April 2, 2000 and March 28, 1999, respectively. The Company's backlog reflected above is primarily attributable to firm repair, maintenance or conversion work scheduled for completion during the respective succeeding fiscal years. Since work under Todd's three phased maintenance contracts with the Navy is at the option of the Navy, the Company cannot provide assurance as to the timing or level of work that may be performed under these contracts. Projected revenues from these Navy contracts are not included in backlog until contract options are exercised.

       -- Comparison of Year to Year Revenues and Operating Income. During fiscal year 2001, the Company recorded revenue of $116.5 million, which represented a decrease of $7.3 million, or 6%, from fiscal year 2000 revenue. This revenue decline would have been greater if not for the favorable impact of two significant events:

          (1) the Company reached an agreement with the U.S. Navy in the fourth quarter of fiscal 2001 to share in certain environmental insurance costs. Under the terms of this agreement, the Company was able to invoice and record revenue of $3.9 million.

          (2) the favorable arbitration award arising from the construction of the Margarita II allowed the Company to recognize $1.9 million of revenue in the fourth quarter of the 2001 fiscal year.

         Excluding these two events, fiscal year revenue in 2001 would have been $110.7 million, a decrease of $13.2 million, or 11%, from fiscal year 2000 levels. Decreases in the fiscal year revenues primarily reflect business volume reductions associated with commercial and government ship owners' cyclical overhaul schedules.

         The Company's fiscal 2001 operating income of $12.0 million, or 10% of revenue, was also favorably impacted by the two events cited above. In addition, the Company was able to record a net environmental insurance settlement of $2.1 million, partially offset by a $1.5 million environmental reserve charge, resulting in a net increase of an additional $0.6 million to operating income for the 2001 fiscal year.

         Excluding the favorable impact of these items, fiscal year 2001 operating income would have been reported as $5.6 million or 5% of adjusted fiscal 2001 revenue of $110.7 million. For fiscal year 2000, Todd reported operating income of $5.6 million or 4.5% of $123.9 in revenues.

       -- Liquidity. At April 1, 2001, Todd's cash, cash equivalents and securities available for sale balances aggregated $58.0 million. Subsequent to the end of fiscal year 2001, Todd negotiated a $10.0 million revolving credit facility, renewable on a bi-annual basis, which will provide the Company with greater flexibility in funding its operational cash flow needs.

       -- Employment Contract Renewal and Retention Incentives for Chief Executive Officer. As of February 7, 2001, the Company renewed and extended its employment of Stephen G. Welch as President and Chief Executive Officer of the Company for a three year term expiring on February 6, 2004. The terms of the renewal include significant cash and equity incentives intended to retain Mr. Welch's services. In addition to base compensation of $275,000 per year, the compensation and incentive arrangements for Mr. Welch include:

          (1) Cash bonuses aggregating $750,000 of which $200,000 was paid upon execution of the agreement; $250,000 of which will vest and be payable on February 7, 2002 and $300,000 of which will vest and be payable on February 7, 2003. The vesting of such bonuses is subject to acceleration in the event of a change of control (as defined) of the Company or in certain other events. The non-vested portion of the bonuses are held in a so-called "Rabbi trust" pending distribution such that although these assets remain subject to claims by the Company's creditors they are beyond control of Todd's management or directors.

          (2) Options to purchase up to an aggregate of 240,000 shares of the Company's Common Stock at a price of $6.55 per share, expiring on February 6, 2011. Such options vest and become exercisable as to 80,000 shares on February 7, 2002, and as to the remaining 160,000 shares in equal monthly installments over the then succeeding two years. The vesting of such options will accelerate in the event a change of control of the Company.

               Generally such options are non-transferable and exercisable solely by Mr. Welch while employed by the Company.

          (3) In connection with the foregoing options, the Company has also granted Mr. Welch certain limited rights to require the Company to repurchase shares acquired upon exercise of the options at a price of $8.00 per share. These "put" rights expire on February 6, 2006, if not theretofore exercised and may be exercised, in whole or in part, only one time. The put rights are applicable solely to shares acquired pursuant to vested option rights under the options granted to Mr. Welch on February 7, 2001, and will expire prior to February 6, 2006 in the event of a termination of his employment by the Company occurring prior to that date.

PURPOSE OF THE OFFER

For the past several years Todd's management and Board of Directors have evaluated and reassessed the Company's operations, strategy and future direction. This process has taken place in light of competitive and regulatory conditions affecting domestic shipbuilding activities and commercial and military maintenance and repair activities. Following Todd's completion of the construction and delivery of three new jumbo ferries for the Washington State Ferry System over the period from 1994 to 1999, the Company has concentrated on repair and maintenance activities due largely to the uncertainty of undertaking new construction on a profitable basis.

The Company believes that its current net worth and capital position substantially exceeds the capital required to continue operations in the maintenance and repair business particularly in light of our purchase of insurance relating to Harbor Island environment matters. Retention of such capital was also necessary to finance costs incurred in connection with change orders to construction of the jumbo ferries, which resulted in cumulative losses of $22 million before being reversed in the settlement of the Company's claims.

During this period we have generally invested our capital reserves and excess capital in securities held for resale. As our excess capital has grown we have been limited to some degree in making investments in a manner which might improve overall returns, desiring to avoid undue market risk and to avoid being treated as an "investment company" under the Investment Company Act of 1940. Todd has given some consideration to financial investments involving ownership of unrelated business activities but has concluded that it is preferable to leave such investment decisions to the discretion of its shareholders by means of a capital distribution. Notwithstanding the foregoing, Todd believes that after the use of capital as proposed in this offer the Company will retain adequate surplus capital and financing capacity to meet any logical strategic investment opportunities.

In its endeavor to generate and return shareholder value, the Board's strategic evaluation of the Company's future direction has included the possibility of a sale of the Company. The Company currently has no plans, proposals or negotiations underway which would result in a sale of the Company. Todd does not believe that the reduction of excess capital as contemplated by this Dutch Auction tender will affect, favorably or unfavorably, the likelihood of any possible future transaction.

In view of the foregoing and in light of the recently obtained environmental insurance, the Board of Directors of Todd believes it is appropriate to return a significant amount of the Company's current capital to its shareholders. Todd also believes that by reducing its excess capital it will be able to improve its return on equity and, thereby, possibly be a more attractive investment holding. Todd has, from time to time in recent years, reacquired shares of its common stock in open market purchases. In April 2000, Todd announced that the directors had authorized the repurchase of up to 500,000 shares in open market or negotiated transactions. During the fiscal year ended April 1, 2001, Todd reacquired a total of 358,800 shares at prices per share ranging from $6.56 to $7.75 (a weighted average price of $7.00 per share).

Todd believes that the "Dutch Auction" tender offer set forth herein represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of the

Company's capital if they so elect. By utilizing a "Dutch Auction" tender rather than the payment of a dividend, Todd is providing most shareholders with a method to obtain capital gains tax treatment if desired. This format of repurchase also provides a method for shareholders not participating to increase their relative percentage interest in Todd and its future operations at no additional cost. As a result, the Board of Directors believes that investing in the Company's own shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders while allowing shareholders desiring liquidity to recover a return on their investment if they so desire.

After the offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be, taken together, adequate for our needs for at least the next 12 months. However, our actual experience may differ significantly from our expectations and there can be no assurance that the Company's action in utilizing a significant portion of its capital in this manner will not adversely affect the ability to operate profitably or absorb possible losses in future periods. Future events may adversely or materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.

Our Board has approved the offer. However, neither we nor our Board of Directors nor the Dealer Manager makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price at which shareholders should tender their shares, and none of them have authorized any person to make any recommendation. Shareholders are urged to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares to tender and the price or prices at which to tender them. We have been advised that certain of our directors or executive officers intend to tender a total of 1,514,937 of their shares pursuant to this offer, representing approximately 53.3% of their current holdings. See Section 11.

CERTAIN EFFECTS OF THE OFFER

Upon the completion of the offer, non-tendering shareholders will own a greater percentage interest in a company focused on its ship repair and overhaul operations. Assuming that 4,000,000 shares are purchased in response to the offer and that all shares intended to be tendered by the Company's directors and officers are purchased, the relative percentage beneficial ownership held by the directors and executive officers will decline from approximately 29.8% to approximately 24.0%.

As of April 1, 2001, the net book value per share of the Company's common stock was $9.94. Assuming that the 4,000,000 shares sought to be purchased by the Company are acquired at the maximum price of $8.25 per share, the adjusted net book value per share as of April 1, 2001, would increase to $11.20.

Non-tendering shareholders will realize a proportionate increase in their relative ownership interest in our company, and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher than the purchase price in the offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in this offer.

Shares that we acquire in this offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or New York Stock Exchange rules) for all purposes, such as the acquisition of other businesses or the raising of additional capital for use in our businesses. We have no current plans for the issuance of shares repurchased pursuant to this offer.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

       -- any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

       -- any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

       -- any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the board) or to change any material term of the employment contract of any executive officer;

       -- any material change in our present dividend policy of not paying cash dividends, our capitalization, corporate structure or business;

       -- any class of our equity securities being delisted by the New York Stock Exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

       -- any class of our equity securities becoming eligible for termination of registration under section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

       -- the suspension of our obligation to file reports under Section 13 of the Exchange Act;

       --      the acquisition or disposition by any person of our securities;
               or

       -- any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Although we have no current plans to acquire additional shares of our common stock other than through the offer, we may, in the future, purchase additional shares in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board. Future purchases may be on the same terms as this offer or on terms that are more or less favorable to shareholders than the terms of this offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the Expiration Date. Any future purchases by us will depend on many factors, including:

       --      the market price of the shares at that time;

       --      the results of this offer;

       --      our business strategy;

       --      our business and financial position; and

       --      general economic and market conditions.

Under listing standards applicable to common stock traded on the New York Stock Exchange, listed companies such as Todd are generally required to meet at least one of the following standards:

     (1) the Company must maintain (i) common stockholders' equity of $50 million and a market capitalization (aggregate market value) for its common stock of not less than $15 million, or

     (2) the Company must maintain market capitalization for its common stock of not less than $50 million.

Assuming the Offer is fully subscribed, Todd's stockholders' equity will decline from approximately $93 million at April 1, 2001, to approximately $60 million. The market capitalization for its common stock, based on the price per share as of June 27, 2001, will decline from approximately $70.7 million to approximately $40.5 million. The Company's future performance, both as to earnings and losses which will affect its stockholders' equity and as to the market value for its common stock will affect both the risk of possible delisting action by the New York Stock Exchange and Todd's decisions relating to any further repurchases of shares of its common stock.

3.  PROCEDURES FOR TENDERING SHARES.

Proper Tender of Shares. For shares to be tendered properly pursuant to the offer:

     (1) the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent's Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, Eastern time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

     (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction V of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the offer must either (1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer" or (2) check one of the boxes in the section of the Letter of Transmittal captioned "Price (In Dollars) per Share at Which Shares Are Being Tendered" indicating the price at which shares are being tendered. A tender of shares will be proper if and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in the tendered shares being purchased at the minimum price of $7.00 per share.

If tendering shareholders wish to indicate a specific price (in multiples of $0.05) at which their shares are being tendered, they must check a box under the section captioned "Price (in dollars) per Share at which Shares Are Being Tendered." Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender shares at more than one price must complete separate letters of transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the offer) at more than one price.

Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary.

Participants in our 401(k) Savings Investment Plan who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the "Letter to Participants in Todd's 401(k) Savings Investment Plan" furnished separately and return it to the 401(k) Administrative Committee in accordance with those instructions. The instructions must be received by the 401(k) Administrative Committee not later than three business days prior to the Expiration Date, or no shares allocated to the participant's account will be tendered.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

     (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the "Book-Entry

          Transfer Facility") whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

     (2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constitutes an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to (or shares not purchased or tendered are to be issued to) a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent's Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, we recommend that shareholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Participants in the Book-Entry Transfer Facility may tender their shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against them.

Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the offer and the shareholder's share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the following conditions are satisfied:

     (1)  the tender is made by or through an Eligible Institution;

     (2) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery;

     (3) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery; and

     (4) as to any tender of shares which are to be acquired by employees upon exercise of stock options, the Company itself may elect to guarantee delivery of such shares if and to the extent such shares are purchased in the offer.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not, and none of the Dealer Manager, the Depositary, the Information Agent or any other person, will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

Our 401(k) Savings Investment Plan. Participants in our 401(k) Savings Investment Plan may instruct the 401(k) Administrative Committee to authorize and direct State Street Bank, as the custodian of the plan's assets, to tender some or all of the shares allocated to a participant's account by following the instructions in the "Letter to Participants in Todd's 401(k) Savings Investment Plan" furnished separately and returning it to the 401(k) Administrative Committee in accordance with those instructions. All documents furnished to shareholders generally in connection with the offer will be made available to participants whose savings plan accounts are credited with shares. Participants in the savings plan cannot use the Letter of Transmittal to direct the tender of shares, but must use the separate instruction letter sent to them.

Our 401(k) Savings Investment Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the savings plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of the offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on The New York Stock Exchange on the Expiration Date. This could result in such shares not being purchased in the offer.

Delivery of a Letter of Transmittal by a savings plan participant does not constitute proper tender of his or her 401(k) Savings Investment Plan shares. Proper tender can only be made by the custodian, who is the record owner of the shares held in the savings plan. We have been advised that if the 401(k) Administrative Committee has not received a participant's instructions at least three business days prior to the Expiration Date, the custodian will not tender any shares held on behalf of the participant in the savings plan.

The proceeds received by the 401(k) Saving Investment Plan from any tender of shares from a participant's saving plan account will be reinvested pro-rata in accordance with the participant's current investment directions for new elective deferral contributions to that plan. However, if the participant's current investment directions for new elective deferral contributions provide that some or all of the participant's contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in the Money Market Fund. Once the tender proceeds have been credited to the participant's savings plan accounts, the participant may reallocate his or her investments among the various investment funds under the savings plan in the usual manner. Participants in our 401(k) Savings Investment Plan are urged to read the separate instruction letter and related materials carefully.

Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the offer, as well as the tendering shareholder's representation and warranty to us that (1) the shareholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the "shares or equivalent securities at least equal to the shares being tendered, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us on the terms and conditions of the offer.

United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If the United State Holder (as defined in Section 14) does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. These statements can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

To prevent United States federal income tax backup withholding equal to 31% of the gross payment made to shareholders for shares purchased pursuant to the offer, each shareholder who does not otherwise establish an exemption from the backup withholding must provide the Depositary with the shareholder's correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade of business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver do the Depositary a properly completed and executed IRS Form 4224. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form 4224 will generally be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the offer in the manner and to the extent described in
Section 14 as if it were a United States Holder. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to dividend" tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may either complete the box in the Letter of Transmittal entitled, "Affidavit of Lost or Destroyed Certificate(s)," and pay the listed insurance premium or contact the Depositary at 651-244-8161 for instructions as to the documents that will be required to be submitted together with the Letter of Transmittal in order to receive stock certificate(s) representing the shares. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.  WITHDRAWAL RIGHTS.

Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date and, unless already accepted for payment by us pursuant to the offer, may also be withdrawn at any time after 12:00 Midnight, Eastern time, on Thursday, August 23, 2001. In the event of any modification of the terms of the Offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares if different from that of the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor any of the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

Participants in our 401(k) Savings Investment Plan who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in Todd's 401(k) Savings Investment Plan" sent to them separately.

Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

As promptly as practicable following the Expiration Date, we (1) will determine a single per share purchase price that we will pay for the shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares tendered and the prices specified by tendering shareholders, and (2) will accept for payment and pay for (and thereby purchase) up to 4,000,000 shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date. For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the offer.

We will accept for payment and pay the per share purchase price for all such shares as soon as practicable after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay in the event of proration or conditional tender, but only after timely receipt by the Depositary of certificates for shares, or of a timely Book-Entry Confirmation of shares into the Depositary's account at the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents.

We will pay for shares purchased pursuant to the offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders will be returned or, in the case of shares tendered by book-entry transfer will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder at our expense as promptly as practicable after the Expiration Date or termination of the offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States federal income tax backup withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the offer. See Section 3. Also see Section 3 regarding United States federal income tax consequences for Non-United States shareholders.

6.  CONDITIONAL TENDER OF SHARES.

Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1, we may prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares from the shareholder pursuant to the offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own tax advisor. Any shareholder who tenders fewer than all shares beneficially owned by such holder will be deemed to have made a conditional tender requiring the purchase of all shares tendered or such lesser number of shares as is specified.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned as promptly as practicable after the Expiration Date.

If conditional tenders would otherwise be regarded as withdrawn because of proration and would cause the total number of shares to be purchased to fall below 4,000,000 then to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to purchase subject to applicable limitations and legal requirements). In selecting among the conditional tenders, we will select by random lot and will limit our purchase in each case to the designated minimum of shares to be purchased as and to the extent provided under the caption "Priority of Purchases" in Section 1.

7.  CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Exchange Act, if at any time on or after June 28, 2001 and before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the offer or with acceptance for payment:

       -- there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

          (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or

          (2) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the offer to us;

       -- there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

          (1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer;

          (2) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

          (3)  materially impair the contemplated benefits of the offer to us;
               or

          (4) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

       --      there has occurred any of the following:

          (1) any general suspension of trading in, or limitation on prices for, securities in any United States national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

          (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

          (5) any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the offer to us; or

          (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

       -- a tender or exchange offer for any or all of the shares (other than this offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

       --      We learn that:

          (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 28, 2001); or

          (2)  any entity, group or person who has filed a Schedule 13D or
               Schedule 13G with the SEC on or before June 28, 2001 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares.

       -- any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

       -- any change or changes have occurred or are threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has a material adverse effect of the benefits of the offer to us; or

       -- the consummation of the offer and the purchase of the shares may cause our common stock to be delisted from The New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8.  PRICE RANGE OF SHARES; DIVIDENDS.

Our common stock is listed for trading on The New York Stock Exchange under the symbol "TOD". The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on The New York Stock Exchange. We have not paid any cash dividends on our common stock since emerging from bankruptcy reorganization in December, 1990.

                        FISCAL YEAR                           HIGH    LOW
                        -----------                           ----    ----
2000
  First quarter.............................................  7.13    3.88
  Second quarter............................................  7.38    6.25
  Third quarter.............................................  9.56    6.88
  Fourth quarter............................................  8.56    7.00
2001
  First quarter.............................................  8.50    6.63
  Second quarter............................................  8.31    7.06
  Third quarter.............................................  7.94    6.44
  Fourth quarter............................................  8.00    6.38
2002
  First quarter (through June 28, 2001).....................  7.92    6.79

On June 27, 2001, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on The New York Stock Exchange was $7.55. We urge shareholders to obtain current market quotations for the shares.

9.  SOURCE AND AMOUNT OF FUNDS.

Assuming we purchase shares pursuant to the offer at the maximum specified purchase price of $8.25 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, will be approximately $33,500,000. We will use available cash and cash equivalents, together with proceeds of available for sale securities, to fund such costs and expenses.

10.  CERTAIN INFORMATION CONCERNING US.

General. We are headquartered at 1801 Sixteenth Avenue, S.W., Seattle, Washington 98134 and our telephone number is (206) 623-1635.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC including the Schedule TO and documents incorporated by reference. These documents may be accessed utilizing the SEC's EDGAR archives and Todd's CIK number: 0000098537.

Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC FILINGS (FILE NO. 0-5109)                              PERIOD OR DATE FILED
-----------------------------                         -------------------------------
Annual Report on Form 10-K..........................  Year ended April 1, 2001
Reports on Form 8-K.................................  Report filed May 21, 2001
                                                      Report filed June 18, 2001

We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of this offer and the date of expiration of withdrawal rights. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 1801 Sixteenth Avenue, S.W., Seattle, Washington 98134, telephone: (206) 623-1635, extension 106. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

As of June 15, 2001, we had 9,362,680 issued and outstanding shares and 565,000 shares reserved for issuance upon exercise of all outstanding stock options. The 4,000,000 shares that we are offering to purchase hereunder represent approximately 42.7% of the shares outstanding on June 15, 2001.

As of June 15, 2001, our directors and executive officers as a group (10 persons) beneficially owned 2,841,315 shares (including 161,666 shares issuable upon exercise of options which are, or will become within the next 60 days, exercisable) or approximately 29.8% of the total outstanding shares of our common stock on that date. Substantially all of our directors and executive officers have advised us that they intend to participate and tender shares in response to the offer. The following table sets forth, as to each director or executive officer (i) the number of shares and percentage beneficially owned as of June 15, 2001 (including shares under exercisable options or held in such person's 401(k) account); (ii) the number of shares currently proposed to be tendered in this offer; (iii) assuming the purchase of such shares and the Company's purchase of 4,000,000 shares pursuant hereto, the number of shares being retained and the percentage which such shares would represent of the resulting outstanding shares.

                                            CURRENT SHARES                         RESULTING SHARES
                                         --------------------    SHARES TO BE    --------------------
NAME AND POSITION                         NUMBER      PERCENT      TENDERED       NUMBER      PERCENT
-----------------                        ---------    -------    ------------    ---------    -------
Brent D. Baird.........................  1,371,800     14.7         700,000        671,800     12.5
  Director
John D. Weil...........................  1,020,600     10.9         570,000        450,600      8.4
  Director
Patrick W.E. Hodgson...................    165,000      1.7          45,000        120,000      2.2
  Chairman & Director
Phillip N. Robinson....................    103,500      1.1          58,000         45,500        *
  Director
Stephen G. Welch.......................    105,510      1.1          95,000         10,510        *
  Director, President and Chief
  Executive Officer
Steven A. Clifford.....................      8,000        *              --          8,000        *
  Director
Joseph D. Lehrer.......................      2,000        *              --          2,000        *
  Director
Roland H. Webb.........................      5,644        *           5,644             --        *
  President -- Todd Pacific Shipyards
Michael G. Marsh.......................     40,718        *          22,750         17,968        *
  Secretary & General Counsel
Scott H. Wiscomb.......................     18,543        *          18,543             --        *
  Treasurer & Chief Financial Officer
Total..................................  2,841,315     29.8       1,514,937      1,326,378     24.0

---------------------------------------------
*less than one percent.

If the Company purchases 4,000,000 shares and if all the shares proposed to be tendered are included, the aggregate number of shares held by its officers and directors would decline to 1,326,378, representing approximately 24.0% of the outstanding common stock. (If fewer than 4,000,000 shares are acquired in the offer, the resulting percentage would be lower; if more than 4,000,000 shares are acquired, the resulting percentage would be higher).

The directors and officers have advised the Company that any tenders made by them are expected to be made at the Purchase Price determined in the offer rather than at a price selected by the person making the tender. Accordingly, the effects of such tenders may be

     (i) to reduce the Purchase Price which might otherwise be determined because the tender on such a basis means that the 4,000,000 level may be reached more quickly and at a lower price; and

     (ii) to increase the likelihood that the offer will be oversubscribed and, therefore, the likelihood that proration will be applicable to shares tendered.

Due to the tax considerations discussed in Section 14, it is anticipated that certain tenders made by directors or officers of the Company will be conditioned upon the Company's purchase of not less than approximately 56% of such holder's current holdings. The number of shares actually tendered prior to the Expiration Date, and the conditions attached thereto, may be modified. The address for each of the directors and executive officers is 1801 Sixteenth Avenue, S.W., Seattle, Washington 98134.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to June 27, 2001, except (i) purchases for the accounts of executive officers under our 401(k) Savings Investment Plan and
(ii) a purchase by the Company of 60,000 shares from Roland H. Webb on June 5, 2001, at a price of $7.70 per share, in connection with exercises of stock options by Mr. Webb for a like number of shares on that date. We expect that our

401(k) Savings Investment Plan will, in accordance with the terms of the plan, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the offer.

The beneficial ownership of officers and directors reflected above does not include certain options granted during the fourth quarter of Todd's 2001 fiscal year since they are not currently vested. As of February 7, 2001, Mr. Welch was granted options for 240,000 shares at an exercise price of $6.55 per share. Under certain circumstances, Mr. Welch may require the Company to repurchase shares acquired upon exercises of such options at a price of $8.00 per share. See Section 2 -- "Recent Developments." As of March 23, 2001, each of Mr. Marsh and Mr. Wiscomb were granted options to acquire 80,000 shares at a price of $6.85 per share.

Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with an other person relating, directly or indirectly, to the offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

The Company's Retirement Plan holds an aggregate of 172,000 shares of our Common Stock. Prior to the Expiration Date it is expected that our Retirement Committee, in the exercise of its fiduciary duties under ERISA, will consider whether to participate in the tender offer and what conditions as to number of shares or price would apply to any resulting tender.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of The New York Stock Exchange, we do not believe that our purchase of shares pursuant to the offer will cause our remaining shares to be delisted from the Exchange.

Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated in this offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by this offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares are subject to conditions. See Section 7.

14.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of an exchange of shares for cash pursuant to the offer. Those shareholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this offer (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances, or to other types of shareholders (such a certain financial institutions, traders in securities that elect mark to market, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold shares as a position in a " straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation (including shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions) or shares acquired under a tax-qualified retirement plan. This summary also does not address the state, local or foreign tax consequences of participating in the offer.

You should consult your tax advisor as to the particular consequences to you of participating in this offer.

A "United States Holder" is a holder of shares that for United States federal income tax purposes is:

       --      a citizen or resident of the United States;

       -- a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any State or the District of Columbia;

       -- unless otherwise provided by applicable Treasury Department regulations, an entity taxable as a partnership that is created or organized in or under the laws of the United States or any State or the District of Columbia;

       -- an estate the income of which is subject to United States federal income taxation regardless of its source; or

       -- a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

A "Non-United States Holder" is a holder of shares other than a United States Holder.

An exchange of shares for cash pursuant to the offer will be a taxable event. A United States Holder participating in the exchange will be treated either as having sold shares or as having received a dividend distribution from Todd. A United States Holder's exchange of shares for cash pursuant to the offer will be treated as a dividend to the extent of Todd's current or accumulated earnings and profits as determined under federal income tax principles, unless the exchange:

       -- results in a "complete termination" of the holder's stock interest in Todd under section 302(b)(3) of the Code;

       -- is a "substantially disproportionate" redemption with respect to the holder under section 302(b)(2) of the Code; or

       -- is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code.

A distribution to a shareholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in Todd. If, as a result of an exchange of shares for cash pursuant to the offer, a United States Holder of shares whose relative stock interest in Todd is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Todd (including any shares constructively owned), that United States Holder should generally be regarded as having suffered a meaningful reduction in its interest in Todd. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) and section 302(b)(2) of the Code. A distribution to a shareholder will result in a "complete termination" if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the offer or
(2) all of the shares actually owned by the shareholder are exchanged pursuant to the offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in section 302(c)(2) of the Code. A distribution to a shareholder will be "substantially disproportionate" if the percentage of the outstanding shares actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the offer as outstanding).

Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 (b) of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under Section 302 of the Code.

As discussed in Section 11 above, the Company is advised that substantially all of its directors and executive officers intend to tender shares for repurchase and that tenders by such persons are expected to relate to at least 1,514,937 shares in the aggregate. Such tenders represent approximately 53.3% of the shares currently held by such directors and officers and also represent approximately 37.9% of the 4,000,000 shares sought by the Company in this tender offer.

The participation of the directors and executive officers to such a degree significantly increases the possibility that the offering will be over-subscribed and that, as a result, (i) offers which are not conditioned upon the purchase of all or a specified number of shares will be subject to proration and (ii) offers which are conditioned upon the purchase of all or a specified number of shares will be repurchased by lot (except in the case of odd-lot shareholders). IN CONSULTING WITH THEIR TAX ADVISERS, SHAREHOLDERS SHOULD STRONGLY CONSIDER THE ADVISABILITY OF CONDITIONING THE PURCHASE OF THEIR TENDERING SHARES IN THE OFFERING UPON THE COMPANY'S PURCHASE OF ALL OR A SUFFICIENT NUMBER OF SUCH HOLDER'S POSITION IF NECESSARY TO PROVIDE DESIRED TAX TREATMENT RESULTS.

If an exchange of shares for cash by a United States Holder pursuant to the offer is not treated as a distribution taxable as a dividend, the holder will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares, if any, tendered to Todd, except to the extent that the amount of cash received includes dividends that have been declared by the Board of Directors of Todd before the exchange. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of United States federal income tax applicable to net capital gain on shares held for more than one year is 20%.

If the amount received by a United States Holder in the offer is treated as a distribution that is taxable as a dividend (as opposed to consideration received in a sale or exchange), the amount of the distribution will be the amount of cash received by the holder. The amount will be treated as a dividend, taxable as ordinary income to the United States Holder, to the extent of Todd's current or accumulated earnings and profits as determined under Federal income tax principles. To the extent that the amount of the distribution exceeds Todd's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares exchanged in the offer. Any remaining amount after the United States Holder's basis has been reduced to zero will be taxable as capital gain. The United States Holder's adjusted tax basis in its shares exchanged in the offer generally will be transferred to any of its remaining stockholdings in Todd, subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual stock ownership in Todd (having a stock interest only constructively), the holder may lose the benefit of the holder's adjusted tax basis in its shares. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2), subject to the "extraordinary dividend" provisions of section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the possible application of section 1059 to the ownership and disposition of their shares.

See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

The trust under the 401(k) Savings Investment Plan maintained by Todd and its affiliates is exempt from federal income taxation. Accordingly, such trust will not be taxable upon the receipt of any cash proceeds pursuant to the offer. The shares of our common stock allocated to participants' accounts under our 401(k) Savings Investment Plan are employer securities as defined in the Code. If a distribution from the savings plan includes employer securities, the participant has the option of deferring federal income tax after the distribution of the common stock on the increase in value of the common stock that occurred while it was held in the savings plan. In addition, the increase in value of the common stock that occurred while it was held in the savings plan may be taxed at long-term capital gains rates rather than ordinary income tax rates.

The tax discussion set forth above is included for general information only. You are urged to consult with your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local and foreign tax laws.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in
Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the first business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13d-4(e)(2) under the Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service. If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

     (1) we increase or decrease the price to be paid for shares, materially increase the Dealer Manager's fee or increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares of our common stock, and

     (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, set or given in the manner specified in this Section 15, then, in each case, the offer will be extended until the expiration of a period of ten business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 Midnight, Eastern time.

16.  FEES AND EXPENSES.

We have retained U.S. Bancorp Piper Jaffray, Inc. to act as our financial advisor, as well as the Dealer Manager, in connection with the offer. US Bancorp Piper Jaffray will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse US Bancorp Piper Jaffray, Inc. for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify US Bancorp Piper Jaffray, Inc. against liabilities in connection with the offer, including liabilities under the federal securities laws.

We have retained Morrow & Co., Inc. to act as Information Agent and US Bank to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

17.  MISCELLANEOUS.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us.

Tendering shareholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering shareholders with information or make any representation on behalf of us in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering shareholders should not rely on that information or representation as having been authorized by us.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, shareholders are directed to contact the Depositary.

                           [Intentionally Left Blank]

                               The Depositary for the offer is:

                                            US BANK
           By Mail:                 By Overnight Delivery:             By Hand Delivery:

    US Bank Corporate Trust         US Bank Corporate Trust         US Bank Corporate Trust
     180 East Fifth Street           180 East Fifth Street           180 East Fifth Street
      St. Paul, MN 55101              St. Paul, MN 55101                 Fourth Floor
Attention: Specialized Finance  Attention: Specialized Finance        St. Paul, MN 55101
                                                                Attention: Specialized Finance
                                    Facsimile Transmission:

                                         651-244-1537

                          Confirm Receipt of Facsimile by Telephone:

                                         651-244-8161


Tendering shareholders may request additional copies of this offer, the Letter of Transmittal or the Notice of Guaranteed Delivery and may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below.

                    The Information Agent for the offer is:

                           [MORROW & CO., INC. LOGO]
                           445 Park Avenue, 5th floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                         E-mail: todd.info@morrowco.com

                      The Dealer Manager for the offer is:

                        U.S. BANCORP PIPER JAFFRAY INC.
                          11111 Santa Monica Boulevard
                                   Suite 1210
                         Los Angeles, California 90025
                             Phone: (888) 466-5542